EXHIBIT 21

Subsidiaries of the Registrant

AeroGo, Inc.
Incorporated in the state of Washington

Allegany Technology, Inc.
Incorporated in the state of Delaware

Evergreen Weigh, Inc.
Incorporated in the state of Washington

NV Technology, Inc.
Incorporated in the state of Nevada

Revere Transducers, Inc.
Incorporated in the state of Delaware

Revere Transducers Europe BV
Incorporated in the Netherlands

IDEAutomation International, Inc.
Incorporated in the Virgin Islands

AeroGo Expert I
Incorporated in Guam

AeroGo Export II
Incorporated in Guam

Loadline NV
Incorporated in the Netherlands